      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999
                                                    REGISTRATION NO. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                             SOUTHBANC SHARES, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                 58-2361245
      ---------------------------                     --------------------
    (State or other jurisdiction of                     (IRS Employer
    incorporation or organization)                     Identification No.)

                               907 N. Main Street
                         Anderson, South Carolina 29621
                                 (864) 225-0241
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Paul M. Aguggia, Esq.
                            Victor L. Cangelosi, Esq.
                         Muldoon, Murphy & Faucette LLP
                           5101 Wisconsin Avenue, N.W.
                             Washington, D.C. 20016
                                 (202) 362-0840
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------

                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF SHARES             AMOUNT           OFFERING PRICE        AGGREGATE             AMOUNT OF
  TO BE REGISTERED        TO BE REGISTERED       PER UNIT (2)      OFFERING PRICE (2)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value       250,000              $21.625             $5,406,250          $1,503
$0.01 per share
---------------------------------------------------------------------------------------------------------
(1) Pursuant  to  Rule  416,  this   Registration   Statement   also  covers  an
    indeterminate number of shares of Common Stock that may be issued as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the  registration fee. Based on the average of high and low prices reported on the Nasdaq National Market as of May 18, 1999 pursuant to Rule 457(c).

                                  May 28, 1999


Dear Shareholder:

      Recently, the Board of Directors voted to establish the SouthBanc Shares, Inc. Dividend Reinvestment Plan to provide shareholders of record of at least twenty (20) shares with a convenient and economical way to automatically reinvest all or part of their regular cash dividends in additional shares of common stock. Beneficial owners whose shares are registered in the name of a broker or bank nominee may also participate by making arrangements with the broker or bank nominee. You pay no service charges or trading fees or commissions for common stock purchased under the plan.

      The plan is completely voluntary. If you decide to participate in the plan, you may stop participating at any time. If you want participate in the plan, complete and return the enclosed Enrollment Card. If you decide not to participate in the plan, you will continue to receive your dividends, if and when declared, by check from SouthBanc Shares or direct deposit.

      All of the features, terms and conditions of the plan are detailed in the enclosed prospectus, which you should read carefully before you return the Enrollment Card. The prospectus, in simple question-and-answer format, should answer most questions you may have about the plan. If you have additional questions, please address them to ChaseMellon Shareholder Services, L.L.C., P.O. Box 3338, South Hackensack, New Jersey 07606-1938, or call ChaseMellon toll free at 1-800-756-3353.

      SouthBanc Shares values its shareholders and we hope that you find this new plan a convenient and economical means for holding your shares and increasing your investment.

                                    Sincerely,

                                    /s/ Robert W. "Lujack" Orr

                                    Robert W. "Lujack" Orr
                                    President and Chief Executive Officer

PROSPECTUS

                             SOUTHBANC SHARES, INC.

                           DIVIDEND REINVESTMENT PLAN

      The Dividend Reinvestment Plan provides shareholders of record of SouthBanc Shares's common stock, par value $0.01 per share, with a convenient and economical way to reinvest, at no cost, all or part of their regular cash dividends in additional shares of common stock. Any special cash dividends or any other cash distributions that SouthBanc Shares may declare and pay on the common stock are ineligible for reinvestment.

      If you are a holder of record of twenty (20) or more shares of common stock, including shares held within the plan, you are eligible to participate in the plan. If you are a beneficial owner whose shares are registered in another person's name (E.G., registered in the name of a broker or bank nominee) and you want to participate in the plan, you must first either become the record holder of twenty (20) or more shares by transferring at least twenty (20) shares into your own name or make arrangements to participate with the broker or bank nominee in whose name the shares are registered.

      If you are eligible and decide to participate in the plan, you may elect to have regular cash dividends paid on all or part of your shares of common stock automatically reinvested in additional shares of common stock. If you choose not to participate in the plan, you will continue to receive regular cash dividends on the shares registered in your name, when and if declared, by check from SouthBanc Shares or direct deposit.

      Shares of common stock purchased with reinvested dividends will be purchased either directly from SouthBanc Shares or in the open market. The purchase price for each share will be 100% of the market price on the relevant investment date. See Question 12.

      This prospectus relates to 250,000 shares of common stock that have been registered for sale under the plan. These shares may be either authorized but unissued shares or shares that SouthBanc Shares reacquires and holds in its treasury. This prospectus also covers an indeterminate number of shares that SouthBanc Shares may issue as a result of stock splits, stock dividends or similar transactions. If you decide to participate in the plan, you should retain this prospectus for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

               The date of this prospectus is May 28, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

      SouthBanc Shares files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission under the requirements of the Securities Exchange Act of 1934, as amended. You can inspect these materials, and make copies of them at prescribed rates, at the Securities and Exchange Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following two regional offices of the Securities and Exchange Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. You can obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You can also obtain copies of these materials free of charge on the Internet at the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov. You may also inspect these materials at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

      This prospectus constitutes part of a Registration Statement on Form S-3 that SouthBanc Shares has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus omits certain of the information contained in that registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. SouthBanc Shares refers you to the registration statement and its exhibits for further information regarding SouthBanc Shares and its common stock. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, where SouthBanc Shares has filed a copy of a document as an exhibit to the registration statement or otherwise with the Securities and Exchange Commission, you are referred to the copy of the document as filed. Every statement contained in this prospectus concerning the provisions of a document that SouthBanc Shares has filed with the Securities and Exchange Commission is qualified in its entirety by reference to the copy of the document as filed.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      SouthBanc Shares has filed the following documents with the Securities and Exchange Commission, which are incorporated in this prospectus by reference:

      1.   Annual Report  on  Form  10-K for its fiscal year ended September 30,
           1998;

      2. Quarterly Report on Form 10-Q for the quarter ended December 31, 1998; and

      3.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

      All documents that SouthBanc Shares files with the Securities and Exchange Commission under the requirements of Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the end of this offering shall be deemed to be incorporated in this prospectus by reference from the filing date of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document filed after the date of this prospectus, which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes the statement. Any statement that is modified or superseded in that manner shall be deemed to constitute a part of this prospectus only as so modified or superseded.

      SouthBanc Shares will provide, without charge, to every person to whom this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits that are specifically incorporated by reference in those documents.
Written requests should be addressed to Sylvia B. Reed, Corporate Secretary, SouthBanc Shares, Inc., 907 N. Main Street, Anderson, South Carolina, 29621. Oral requests may be made by telephone to (864) 225- 0241.

                             SUMMARY PLAN HIGHLIGHTS

      BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PARTICIPATE IN THE PLAN.

PURPOSE OF THE PLAN

      The purpose of the Dividend Reinvestment Plan is to provide record owners of at least twenty (20) shares of common stock, par value $0.01 per share, of SouthBanc Shares with a convenient and economical method of investing regular cash dividends paid on their shares. A beneficial owner of common stock whose shares are registered in a name other than his or her own (I.E., in the name of a broker or bank nominee) can become eligible to participate either by having at least twenty (20) shares transferred into his or her own name or by making arrangements to participate with the broker or bank nominee in whose name the shares are registered. Any special cash dividends or other cash distributions that SouthBanc Shares may declare and pay on the common stock are ineligible for reinvestment. If you are eligible but do not wish to participate in the plan, you will continue to receive regular cash dividends, when and if declared and paid, by check from SouthBanc Shares or direct deposit.

AUTOMATIC DIVIDEND REINVESTMENT

      The plan is administered by ChaseMellon Shareholder Services, L.L.C. If you enroll in the plan, ChaseMellon will automatically reinvest your regular cash dividends in shares of common stock at no cost to you. Once enrolled, you do not need to take any further action.

      If a particular cash dividend is not enough to buy a whole share of stock, ChaseMellon will credit your account with a fractional share computed to four decimal places. Fractional shares also earn dividends that will be applied toward your next regular cash dividend payment.

NO ADMINISTRATION FEES OR TRADING FEES FOR STOCK PURCHASES

      SouthBanc Shares, not you, will pay trading fees or commissions or administrative fees on purchases of common stock made through the plan. However, you will have to pay trading fees to sell any shares held in the plan, plus a $15.00 service fee. You will not pay a fee to have a stock certificate issued to you for shares held in the plan.

SIMPLIFIED RECORD KEEPING

      You will not receive any stock certificates for shares held in the plan, unless you request them in writing. ChaseMellon will send you a report confirming each purchase of common stock made for your account. The number of shares purchased will be based on the amount of cash dividends reinvested and the purchase price for the common stock.

HOW TO PARTICIPATE

      If you want to  participate  in the plan,  simply  complete  the  enclosed
Enrollment Card and mail it to ChaseMellon in the postage-paid envelope provided.

      If you have any questions regarding the plan, you may direct them to either ChaseMellon at P.O. Box 3338, South Hackensack, New Jersey 07606-1938 (Toll Free: 1-800-756-3353) or SouthBanc Shares at 907 N. Main Street, Anderson, South Carolina 29621 (telephone number 864-225-0241).

TERMINATION OR WITHDRAWAL OF SHARES

      You can end your participation in the plan or withdraw part of your shares from the plan at any time by notifying ChaseMellon in writing. If you end your participation, ChaseMellon will issue to you certificates for the whole number of shares of common stock credited to your account and a cash payment for any fractional shares. Upon request, ChaseMellon will sell whole shares credited to your account and pay you the proceeds after deducting any applicable service charges and trading fees or commissions.

                             SOUTHBANC SHARES, INC.

      SouthBanc Shares, a Delaware corporation, is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiary, Perpetual Bank, A Federal Savings Bank. In April 1998, SouthBanc Shares completed the sale of its common stock in connection with the conversion of Perpetual Bank's former mutual holding company, SouthBanc Shares, M.H.C., from the mutual to stock form of organization. Perpetual Bank is a federally chartered savings bank that accepts savings and demand deposits and provides mortgage, consumer and commercial loans to the general public. Perpetual Bank conducts business principally in Anderson County, Oconee County and adjacent counties in South Carolina.

                                  RISK FACTORS

      AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS CAREFULLY BEFORE DECIDING TO PARTICIPATE IN THE PLAN. THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" (AS DEFINED IN THE FEDERAL SECURITIES LAWS) CONCERNING SOUTHBANC SHARES'S AND PERPETUAL BANK'S PROPOSED OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION. THESE STATEMENTS ARE NOT HISTORICAL FACTS AND ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES BEYOND THE CONTROL OF SOUTHBANC SHARES OR PERPETUAL BANK. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH BELOW.

RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

      Any future declarations and payments of dividends on the common stock will depend upon the earnings and financial condition of SouthBanc Shares, its liquidity and capital requirements, the general economic and regulatory climate and other factors deemed relevant by SouthBanc Shares's Board of Directors. SouthBanc Shares's principal source of funds to pay dividends on the shares of common stock will be cash dividends that SouthBanc Shares receives from Perpetual Bank. There are statutory and regulatory requirements applicable to the payment of dividends by Perpetual Bank, as well as by SouthBanc Shares to its shareholders.

      Under the regulations of the Office of Thrift Supervision, Perpetual Bank's primary federal regulator, Perpetual Bank, with prior notice to and the non-objection of the Office of Thrift Supervision, could distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year. This qualitative limit applies so long as Perpetual Bank remains a well-capitalized and well-managed institution as defined under applicable Office of Thrift Supervision regulations. Otherwise, Perpetual Bank's ability to pay dividends would be further limited.

      The federal banking statutes prohibit federally insured institutions like Perpetual Bank from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit an insured institution from engaging in an unsafe or unsound practice, as determined by the agency, which could include the payment of dividends.

      Under Delaware law, SouthBanc Shares generally is limited to paying dividends in an amount equal to the excess of its net assets (total assets minus total liabilities) over its statutory capital or, if such excess does not exist, to its net profits for the current and/or immediately preceding fiscal year.

POSSIBLE DILUTIVE EFFECT OF THE PLAN

      The plan allows SouthBanc Shares to issue authorized but unissued shares. If SouthBanc Shares issues authorized but unissued shares under the plan, the voting interests of existing shareholders will be diluted and net income per share and stockholders' equity per share will decrease.

DEPENDENCE ON LOCAL ECONOMIC CONDITIONS

      Perpetual Bank's success depends to a large extent upon general economic conditions in the communities it serves. Perpetual Bank primarily operates in Anderson County and Oconee County, South Carolina, and the surrounding area. A decline in the area economy could have a material adverse effect on Perpetual Bank's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of loan collateral, and could adversely affect Perpetual Bank's asset quality, net income and ability to pay dividends to SouthBanc Shares.

GOVERNMENT REGULATION

      The banking industry is regulated by and subject to regular examination by federal and state regulatory authorities. Under federal and state banking law, SouthBanc Shares and Perpetual Bank are subject to supervision and limitations with respect to extending credit, purchasing securities, paying dividends, making acquisitions, branching and many other aspects of the banking business. Banking laws are designed primarily to protect depositors and customers, not investors, and include, among other things, minimum capital requirements, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is within the control of SouthBanc Shares. This regulation substantially affects the business and financial results of all financial institutions and holding companies, including SouthBanc Shares and Perpetual Bank, and SouthBanc Shares is not able to predict the impact of changes in such regulations on Perpetual Bank's business and profitability, some or all which may be materially adverse to SouthBanc Shares and/or Perpetual Bank.

COMPETITION

      The banking business is highly competitive, and Perpetual Bank's profitability depends principally upon its ability to compete in the market areas in which it operates. Perpetual Bank competes with other commercial banks, savings associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial institutions, including retail stores which may maintain their own credit programs, and certain governmental organizations which may offer more favorable financing than Perpetual Bank. Many competitors may have greater financial and other resources than Perpetual Bank.

      Perpetual Bank has been able to compete effectively with other financial institutions by emphasizing customer service, by establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers. Although Perpetual Bank has been able to compete effectively up until now, no assurance may be given that it will be able to continue to do so. Furthermore, changes in government regulation of banking, particularly recent legislation which removes restrictions on interstate banking and permits interstate branching, are likely to increase competition by out-of-state banking organizations or by other financial institutions in Perpetual Bank's market areas.

CONTROL BY MANAGEMENT

      As of May 1, 1999, the directors and officers of SouthBanc Shares beneficially owned approximately 26.1% of the outstanding shares of Common Stock (including shares subject to outstanding stock options and shares that may be issued under various stock benefit plans). Accordingly, these persons have substantial influence over the business, policies and affairs of SouthBanc Shares, including the ability potentially to control the election of directors and other matters requiring shareholder approval by simple majority vote.

INVESTMENT RISK

      The shares of common stock to be issued under the plan are subject to general investment risk. Periodically, the stock market experiences substantial price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of Common Stock. SouthBanc Shares cannot assure you that the market price of common stock will not decline below the price at which the shares are purchased under the plan.

INTEREST RATE RISK

      As the holding company for Perpetual Bank, SouthBanc Shares's financial condition and performance depends primarily on the financial condition and performance of Perpetual Bank, which is greatly affected by changes in market interest rates. The market value of Perpetual Bank's investment securities fluctuate based on the level of market interest rates. In addition, Perpetual Bank's earnings depend primarily on "rate differentials," which are the differences between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. These rates are highly sensitive to many factors that are beyond Perpetual Bank's control, including general economic conditions and the policies of various governmental and regulatory authorities. Increases in the federal funds rate by the Federal Reserve Bank usually lead to higher market interest rates, which affect Perpetual Bank's interest income, interest expense and investment portfolio. Also, governmental policies, such as the creation of a tax deduction for individual retirement accounts, can increase savings and affect the cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of Perpetual Bank. The nature, timing and effect of any future changes in federal monetary and fiscal policies on Perpetual Bank and its results of operations are not predictable.

POTENTIAL YEAR 2000 COMPUTER MALFUNCTIONS

      The advent of the year 2000 presents significant issues regarding how a company's software and operating systems will deal with the numerical value representing the year 2000. This issue extends beyond individual companies to include the effect on other companies with which they do business, or by which they may be affected. SouthBanc Shares and Perpetual Bank have responded proactively to address this issue with respect to their systems and management believes that all operations affected by year 2000 issues will be tested and compliant in advance of the year 2000. In addition, the financial impact to SouthBanc Shares and Perpetual Bank to complete systems projects and ensure year 2000 compliance is not anticipated by management to be material to the financial position, results of operations or cash flow of either entity. There can be no assurance, however, that there will not be any year 2000 operating problems or expenses that will arise with respect to SouthBanc Shares's and Perpetual Bank's computer systems and software, or in connection with SouthBanc Shares's and Perpetual Bank's interface with the computer systems and software of their suppliers, clients and other financial institutions with which they interact. Because third-party systems or software may not be year 2000 compliant, SouthBanc Shares or Perpetual Bank could be required to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on their respective business, results of operations and financial condition. The year 2000 issue may also have a material impact on the financial condition of SouthBanc Shares and Perpetual Bank if borrowers of Perpetual Bank become insolvent and are unable to repay their loans as a result of year 2000 noncompliance.

                             SOUTHBANC SHARES, INC.
                           DIVIDEND REINVESTMENT PLAN

      On April 19, 1999, the Board of Directors of SouthBanc Shares voted to adopt this plan under which authorized but unissued shares of SouthBanc Shares's common stock, par value $0.01 per share, are available for issuance and sale to the shareholders of SouthBanc Shares. The plan also allows SouthBanc Shares to purchase of shares of common stock in the open market. The plan will remain in effect until SouthBanc Shares amends, alters or terminates it. SouthBanc Shares has reserved 250,000 shares of its common stock for issuance and sale under the plan by means of this prospectus. The plan is presented below as a series of questions and answers explaining its significant aspects.

PURPOSE AND ADVANTAGES

1.    WHAT IS THE PURPOSE OF THE PLAN?

      The purpose of the Plan is to provide holders of record of at least twenty
(20) shares of common stock, including shares held under the plan, with a convenient and economical method of investing regular cash dividends paid on the common stock in additional shares of common stock without paying any trading fees or commissions, service charges or other fees. A beneficial owner of common stock whose shares are registered in a name other than his or her own (I.E., in the name of a broker or bank nominee) can become eligible to participate either by having at least twenty (20) shares transferred into his or her own name or by making arrangements to participate with the broker or bank nominee in whose name the shares are registered. Any special cash dividends or other cash distributions that SouthBanc Shares may declare and pay on the Common Stock are ineligible for reinvestment. Participants who elected to have their regular cash dividends reinvested will be deemed to have applied such cash dividends to the purchase of additional shares of common stock pursuant to the Plan. If those additional shares are purchased directly from SouthBanc Shares, SouthBanc Shares will receive additional funds to be used for general corporate purposes, including increased lending and investment.

2.    WHAT ARE THE ADVANTAGES OF THE PLAN?

      If you enroll as a participant in the plan, you may have (a) regular cash dividends on all of your shares of common stock automatically reinvested or (b) regular cash dividends on part of shares of common stock automatically reinvested. The advantages of the plan include:

      o FULL INVESTMENT. Full investment of funds is possible because fractions of shares, as well as whole shares, will be credited to your account. Further, dividends on fractional shares, as well as whole shares, will be reinvested in additional shares and will be credited to your account. You pay no trading fees or commissions, service charges or other fees for purchases under the plan.

      o SAFEKEEPING. If you participate in the plan, you avoid the need for safekeeping of your stock certificates for shares credited to your account under the plan because the plan holds your shares. In addition, you may deposit for safekeeping in your plan account any stock certificates registered in your name through the free safekeeping service described in Question 22. Dividends on shares deposited for safekeeping will also be reinvested (See Questions 22 and 23). By depositing shares for safekeeping, you are relieved of the responsibility for loss, theft or destruction of the certificates.

      o RECORDKEEPING. You will be mailed regular account statements as soon as practicable after each purchase of common stock under the plan. The account statements will show the investment date, the amounts invested, the purchase price, the number and the market value of shares of common stock purchased, and the number of shares in your account, allowing for simplified record-keeping.

ADMINISTRATION

3.    WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

      ChaseMellon Shareholder Services, L.L.C., the transfer agent for SouthBanc Shares's common stock, administers the plan for participants, maintains records, sends account statements to participants and performs other duties relating to the plan. ChaseMellon will hold for safekeeping shares of common stock that you purchase or deposit for safekeeping until you decide to stop participating in the plan or you write to ChaseMellon and ask it to issue a stock certificate for all or a part of the shares in your account. Shares of common stock purchased under the plan and held by ChaseMellon will be registered in its name or the name of one of its nominees and will be credited to your account. As the record holder of shares of common stock held for participants under the plan, ChaseMellon will receive dividends on the shares, credit the dividends to each participant's account based on the number of full and fractional shares held in each account, and automatically reinvest the dividends in additional shares. If ChaseMellon resigns or otherwise cease to act as agent for the plan, SouthBanc Shares will make other arrangements for the administration of the plan as it deems appropriate.

      ChaseMellon may be contacted at:

                  ChaseMellon Shareholder Services, L.L.C.
                  P.O. Box 3338
                  South Hackensack, New Jersey 07606-1938
                  Toll-free: 1-800-756-3353

      Please mention SouthBanc Shares Inc. in all correspondence.

PARTICIPATION

4.    AM I ELIGIBLE TO PARTICIPATE IN THE PLAN, EVEN IF I HOLD MY  SHARES  IN AN
      IRA?

      If you are a holder of record of twenty (20) or more shares of common stock, including shares held in the plan, then you are eligible to participate. If you are a beneficial owner whose shares are held beneficially (I.E., in the name of a broker or bank nominee) and wish to participate, you can become eligible to participate either by becoming an owner of record of twenty (20) or more shares by transferring at least twenty (20) shares into your own name or by making arrangements to participate with the broker or bank nominee in whose name your shares are registered.

      You are eligible to participate in the plan through your IRA. If you have an IRA which is the holder of record of at least twenty (20) shares of common stock, you may designate the IRA as a participant in the plan. The IRA will be subject to the plan in the same manner as other participants.

5.    HOW DO I ENROLL IN THE PLAN?

      If you are  eligible  to join  the  plan,  simply  complete  the  enclosed
Enrollment Card and return it to ChaseMellon in the postage-paid envelope provided. You may obtain additional Enrollment Cards by writing to ChaseMellon at the address set forth in Question 3, or to SouthBanc Shares, Inc., 907 N. Main Street, Anderson, South Carolina 29621.

6.    MUST  I  SEND MY STOCK CERTIFICATE TO CHASEMELLON  TO  PARTICIPATE IN  THE
      PLAN?

      No. You may retain the stock certificates registered in your name and indicate on the Enrollment Card whether the dividends on all or some of those shares should be reinvested. Of course, if you want to take advantage of the plan's safekeeping feature, you may send your stock certificates to ChaseMellon as set forth in Question 22. All shares purchased under the plan will be held within the plan for your account until you withdraw them.

7.    WHEN CAN I JOIN THE PLAN?

      If you are eligible to join the plan, you may do so at any time. Investments will be made on your behalf as follows:

      o If ChaseMellon receives your properly completed Enrollment Card at least five (5) business days before the record date for a particular dividend payment, reinvestment will begin on that dividend payment date.

      o If ChaseMellon receives your properly completed Enrollment Card less than five (5) business days before the record date for a particular dividend payment, reinvestment will begin on the dividend payment date immediately following the next dividend record date, provided that you are still a holder of record.

8.    WHAT DOES THE ENROLLMENT CARD PROVIDE FOR?

      The Enrollment Card provides for the purchase of additional shares of common stock through the following reinvestment options:

            A. "FULL DIVIDEND REINVESTMENT," which directs SouthBanc Shares to pay ChaseMellon for reinvestment under the terms of the plan all of your regular cash dividends on all shares of common stock then or subsequently registered in your name.

            B. "PARTIAL DIVIDEND REINVESTMENT," which directs SouthBanc Shares to pay to ChaseMellon for reinvestment under the terms of the plan regular cash dividends on less than all shares of common stock then registered in your name while continuing to pay you cash dividends on your remaining shares by check from SouthBanc Shares or direct deposit.

      Regardless of the option selected, your account will be credited for all regular cash dividends as a result of reinvestment of dividends and shares held under the safekeeping deposit feature will be automatically reinvested in accordance with the plan. You may change your election by writing to ChaseMellon at the address set forth in Question 3.

      The Enrollment Card also appoints ChaseMellon as your agent and directs it to apply your regular cash dividends according to the terms of the plan.

COSTS

9. DO I HAVE TO PAY ANY COSTS FOR PURCHASING STOCK UNDER THE PLAN?

      No. SouthBanc Shares pays all administration costs of the Plan. You pay no trading fees, service charges or other fees for purchase of shares under the plan. However, if you ask ChaseMellon to sell shares held in your account, you will pay any trading fees or commissions along with a $15.00 service charge (See Question 21).

PURCHASES

10. WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

      SouthBanc Shares, at its discretion, may either issue authorized but unissued shares or shares held in its treasury or it may purchase shares in the open market, or both.

11. WHEN WILL SHARES BE PURCHASED UNDER THE PLAN?

      In a month in which SouthBanc Shares pays a regular cash dividend on the common stock, the investment date is the dividend payment date. In any case, if an investment date falls on a day that is not a trading day, the investment date will be the prior trading day.

      Purchases of common stock from SouthBanc Shares will be made on the investment date. Purchases in the open market will begin on the investment date and will be completed no later than 30 days after that date unless if a later date is necessary or advisable under any applicable federal securities laws. If open market purchases cannot be completed within 30 days, any uninvested dividends will be paid in cash. Open market purchases may be made in the over-the-counter market on the Nasdaq National Market or by negotiated transactions and under price, delivery, and other terms as to which ChaseMellon may agree. Neither you nor SouthBanc Shares has any authority or power to direct the time or price at which shares may be purchased or to select the broker or dealer through or from whom purchases are to be made.

12. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED?

      The purchase price of each share purchased with reinvested dividends will be 100% of the "market price." In the case of shares purchased from SouthBanc Shares, the "market price" is the average of the high and low sales prices of a share of common stock on the Nasdaq National Market on the investment date set forth in Question 11. If there is no trading in the common stock on the Nasdaq National Market for a substantial amount of time at the time of any investment date, SouthBanc Shares will determine the market price based on market quotations it deems appropriate. In the case of purchases in the open market, the "market price" will be the weighted average purchase price of shares purchased for the relevant investment date.

13.   HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED AT ANY ONE TIME?

      The number of shares purchased depends on the amount of your reinvested dividends and the applicable purchase price as determined in the manner described in Question 12. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to your total amount of dividends to be invested divided by the applicable purchase price.

REPORTS TO PARTICIPANTS

14.   WHAT KINDS OF REPORTS WILL I RECEIVE?

      As soon as practicable after each investment date on which shares of common stock have been purchased for your account, ChaseMellon will mail to you an account statement. Each account statement will be cumulative for each calendar year. The account statement is your continuing record of the cost of your purchases and you should retain it for income tax purposes. In addition, you will receive copies of communications sent to stockholders generally, including SouthBanc Shares's Annual Report to Stockholders, Notice of Annual Meeting and Proxy Statement, and any Internal Revenue Service information for reporting dividend income.

DIVIDENDS ON FRACTIONS OF SHARES

15.   WILL I BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

      Yes. Dividends paid on fractions of shares held under the plan, as well as on whole shares, will be credited to your account and will be reinvested in additional shares.

ISSUANCE OF CERTIFICATES FOR COMMON STOCK

16.   WILL I RECEIVE STOCK CERTIFICATES FOR SHARES PURCHASED UNDER THE PLAN?

      No, unless you write to ChaseMellon and request it to issue a certificate to you, or until your close your plan account. The number of shares of credited to your account under the plan will be shown on your account statement. This safekeeping service protects against loss, theft or destruction of stock certificates.

      At any time, you may write to ChaseMellon and request it to send you a certificate for all part of the whole shares of common stock credited to your account as described in Question 17. You will not pay a service fee to have a stock certificate issued to you. Any remaining whole shares and any fractional shares will continue to be credited to your account (See Question 18).

      You may not pledge or assign shares credited to your account. If you wish to do so, you must request that a certificate for the shares to be pledged or assigned be issued in your name.

      Certificates for a fractional share will not be issued to you under any circumstances (See Questions 17 and 21).

      An institution that is required by law to maintain physical possession of stock certificates may request the issuance of certificates for whole shares purchased under the plan. This request must be made for each payment date and mailed to ChaseMellon at the address set forth in Question 3.

17.   CAN I WITHDRAW SHARES HELD UNDER THE PLAN?

      Yes. Certificates for any number of whole shares held in your account will be issued if ChaseMellon receives a written request signed by you and specifying the number of whole shares to be withdrawn. You should send this request to ChaseMellon at the address set forth in Question 3 and it should contain a reference to SouthBanc Shares, Inc. Depending on your authorization, the dividends on these withdrawn shares may continue to be reinvested (See Question
18).

18. WILL DIVIDENDS ON SHARES THAT I WITHDRAW FROM THE PLAN CONTINUE TO BE REINVESTED?

      If you have authorized "Full Dividend Reinvestment," cash dividends on shares that you withdraw from your account will continue to be reinvested. However, if cash dividends on only part of the shares registered in your name are being reinvested, ChaseMellon will continue to reinvest dividends on only the number of shares specified by you on your Enrollment Card, unless you deliver to ChaseMellon a new Enrollment Card specifying a different number of shares.

19. WHAT HAPPENS IF I SELL OR TRANSFER ALL OR PART OF THE SHARES REGISTERED IN MY NAME?

      If you are reinvesting the cash dividends on part of the shares registered in your name and you dispose of some of these shares, ChaseMellon will continue to reinvest the dividends on the remaining shares up to the number of shares originally specified on your Enrollment Card, so long as you continues to hold at least twenty (20) shares in your name or in the plan.

      If you disposes of your shares, including shares credited to your account under the plan, so that your total share balance is less than twenty (20) shares, ChaseMellon will discontinue the investment of regular cash dividends on the shares credited to your account under the plan, or otherwise, until your share ownership increases to at least twenty (20) shares in the aggregate. You will receive all dividends that are declared and paid in cash until your share ownership increases to at least twenty (20) shares. If, after you dispose of stock, your aggregate record ownership of the stock is less than twenty (20) shares, SouthBanc Shares, in its sole discretion, may notify you in writing that you are no longer eligible to participate in the plan. If you do not increase your share ownership to at least twenty (20) shares within 30 days after receiving this notice, SouthBanc Shares will instruct ChaseMellon to terminate your account and issue to you a certificate for the full number of shares in your account and a cash payment for any fractional shares. You will not pay a service fee to have a stock certificate issued to you.

20. IF I REQUEST THE ISSUANCE OF A CERTIFICATE, IN WHOSE NAME WILL IT BE REGISTERED?

      Your plan account is maintained in the name(s) in which your stock certificates were registered when you enrolled in the plan. Certificates for whole shares of common stock will be similarly registered when issued. If you want certificates registered in another name, you must indicate the name of the other person in your request. You would be responsible for paying any transfer taxes and for complying with any applicable transfer requirements. In addition, federal backup withholding of 31% may apply to future dividends paid on these re-registered shares unless you give ChaseMellon the taxpayer identification number of the other person in whose name the shares are to be registered (See Question 30).

TERMINATION OF PARTICIPATION

21.   HOW MAY I WITHDRAW FROM AND STOP PARTICIPATING IN THE PLAN?

      You may withdraw from the plan completely at any time by notifying ChaseMellon in writing at the address set forth in Question 3. When you withdraw from the plan, or if SouthBanc Shares terminates the plan, you will be issued a certificate for the number of whole shares credited to your account and you will receive a cash payment for any fractional share. This cash payment will be based on the actual market price of a share of common stock, less any trading fees or commissions, any other costs of sale and any transfer tax. Federal backup withholding of 31% may apply to any cash payments (See Question 30).

      If ChaseMellon receives your request to withdraw from the plan before the record date for a dividend payment, it will process the withdrawal promptly following receipt of the request. If ChaseMellon receives your request to withdraw from the plan on or after the record date for a dividend payment, the request may not become effective until any cash dividend paid on the dividend payment date has been reinvested and the shares of common stock purchased with the reinvested dividends are credited to your account. In these situations, ChaseMellon, in its sole discretion, may either pay any dividend in cash or reinvest it in shares of common stock on your behalf, and if it chooses to reinvest the dividend, then your withdrawal request will be processed as promptly as possible following the investment date.

      After you withdraw from the plan, you will receive all subsequent dividends in cash unless you re-enroll in the plan, which you may do at any time by requesting an Enrollment Card from ChaseMellon or SouthBanc Shares.

      In your written request to withdraw shares from the plan, you may also request to sell all or part of the whole shares credited to your account. If you do so, ChaseMellon will execute the sale as promptly as possible after processing your request. You will receive the proceeds from sale, less any trading fees or commissions, a $15.00 service fee, any other costs of sale, any applicable transfer tax, and any applicable federal backup withholding.

SAFEKEEPING

22.   HOW DO I DEPOSIT MY STOCK CERTIFICATES FOR SAFEKEEPING UNDER THE PLAN?

      You may deposit your stock certificates registered in your name with ChaseMellon for safekeeping under the plan. There is no charge for this safekeeping service. By having ChaseMellon hold your certificates, you are relieved of the responsibility for loss, theft or destruction of the certificates. Dividends paid on shares held for safekeeping will be reinvested in shares of common stock under the terms of the plan.

      If you want to deposit your certificates with ChaseMellon for safekeeping, you should send your certificates (which need not be endorsed) to ChaseMellon at the address set forth in Question 3. Because you bear the risk of loss in sending the certificates to ChaseMellon, you should send the certificates by registered mail, return receipt requested and properly insured. Whenever certificates are issued to you either at your request or when you withdraw from the plan, you will receive new, differently numbered certificates.

23. MAY I DEPOSIT MY STOCK CERTIFICATES FOR SAFEKEEPING UNDER THE PLAN WITHOUT HAVING THE DIVIDENDS ON THE SHARES REPRESENTED BY THOSE CERTIFICATES REINVESTED?

      No. If ChaseMellon holds your stock certificates for safekeeping, all dividends paid on the common stock represented by those certificates will be reinvested in additional shares of common stock until you withdraw the common stock from participation in the plan.

OTHER INFORMATION

24. IF SOUTHBANC SHARES DECLARES AND PAYS A SPECIAL CASH DIVIDEND OR ANY OTHER CASH DISTRIBUTION ON THE COMMON STOCK, IS IT ELIGIBLE FOR REINVESTMENT UNDER THE PLAN?

      No. Only regular cash dividends that SouthBanc Shares declares and pays on its common stock are eligible for reinvestment.

25. IF SOUTHBANC SHARES CONDUCTS A RIGHTS OFFERING, HOW WILL THE RIGHTS ON THE SHARES OF COMMON STOCK HELD UNDER THE PLAN BE HANDLED?

      If you participate in the plan and are also entitled to participate in a rights offering, you will receive rights certificates for only the number of whole shares of common stock that you hold in your account under the plan.

26. WHAT HAPPENS IF SOUTHBANC SHARES SPLITS ITS STOCK OR DECLARES A DIVIDEND OR OTHER DISTRIBUTION PAYABLE IN STOCK OR OTHER NONCASH ASSETS?

      If SouthBanc Shares declares a dividend payable in shares of common stock or it splits its shares of common stock, the additional shares will be credited to your account. If SouthBanc Shares pays a dividend or makes any other distribution payable in stock other than common stock, or makes a distribution on the common stock payable with other noncash assets, on shares credited to your account, it will be mailed directly to you in the same manner as to shareholders who do not participate in the plan. Of course, all stock dividends, split shares and other noncash distributions on shares registered in your name and not held by the plan will also be mailed directly to you.

27. HOW WILL MY SHARES OF COMMON STOCK HELD IN THE PLAN BE VOTED AT SHAREHOLDERS' MEETINGS?

      Shares that ChaseMellon holds for you under the plan will be voted as you direct in a proxy card provided for that purpose. You will be sent a proxy card in connection with each annual or special meeting of shareholders, as you would if did not participate in the plan. This proxy will apply to all whole shares of common stock registered in your own name, if any, as well as to all shares credited to your account under the plan. ChaseMellon will aggregate all shares of plan participants voting in a certain way on each matter presented to the shareholders. After completing this aggregation, any fractional share will not be voted.

28. WHAT ARE THE RESPONSIBILITIES OF SOUTHBANC SHARES AND CHASEMELLON UNDER THE PLAN?

      SouthBanc Shares and ChaseMellon are not liable under the plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon death or with respect to the prices at which shares of common stock are purchased or sold for a participant's account, the times when purchases or sales are made, or with respect to any fluctuation in market value of the common stock.

      Neither SouthBanc Shares nor ChaseMellon can assure you of a profit or protect you against loss of principal on the common stock that you purchase under the plan.

29.   MAY SOUTHBANC SHARES CHANGE OR DISCONTINUE THE PLAN?

      Notwithstanding any other provision of the plan, the Board of Directors of SouthBanc Shares or any designated committee of the Board of Directors may amend, suspend, modify or terminate the plan at any time (including the period between a record date and a dividend payment date). You will be notified of any of these actions if they occur. If the plan is terminated, certificates for whole shares of common stock credited to your account under the plan will be issued, and you will receive a cash payment for any fractional share credited to your account. A cash payment may be subject to backup withholding and will be based on the actual market price of a share of common stock, less any trading fees or commissions, any other costs of sale and any transfer tax.

TAXES

30.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

      REINVESTED DIVIDENDS. In the case of shares of common stock purchased directly from SouthBanc Shares with reinvested dividends, you will be subject to federal income tax on a taxable dividend in an amount equal to the number of shares of common stock purchased with the reinvested dividends multiplied by the fair market value (as defined below) on the investment date of the shares acquired. Your tax basis in the shares will also equal the fair market value of the shares on the relevant investment date.

      Alternatively, when ChaseMellon purchases shares of common stock in the open market with reinvested dividends, you will be subject to federal income tax on a taxable dividend in an amount equal to the actual purchase price to ChaseMellon of the shares acquired, plus the portion of any trading fees or commissions that SouthBanc Shares may pay and which are allocable to the purchase of your shares. Your tax basis in the shares will equal their actual purchase price to ChaseMellon, plus allocable trading fees or commissions.

      For purposes of this Question 30, the "fair market value" of shares on the investment date will be determined under applicable Internal Revenue Service regulations. Under those regulations, if the common stock trades on the investment date, the fair market value is the average of the high and low sales prices as reported on the Nasdaq National Market for that date, and if the common stock does not trade on that date, the fair market value is the weighted average of the mean of the high and low sales prices on the nearest trading dates before and after the investment date.

      RECEIPT OR DISPOSITION OF SHARES. You will not realize any taxable income when you receive a stock certificate for whole shares of common stock credited to your account, when you request the issuance of a certificate, when you withdraw from the plan or when the plan is terminated.

      You will realize gain or loss when shares of common stock are sold or exchanged, when you withdraw from the plan or after the plan is terminated. In the case of a fractional share credited to your account, you will realize gain or loss when you receive a cash payment for it. The amount of any gain or loss will be the difference between the amount which you receive for whole and fractional shares and their tax basis.

      ADDITIONAL INFORMATION. You will be sent a Form 1099 information statement at year-end showing the amounts taxable to you during the year. A copy of the Form 1099 will also be sent to the Internal Revenue Service.

      SOUTHBANC SHARES AND CHASEMELLON URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES, INCLUDING CONSEQUENCES UNDER STATE AND LOCAL LAWS, WHICH MAY RESULT FROM YOUR PARTICIPATION IN THE PLAN AND IF YOU SUBSEQUENTLY DISPOSE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN. IF YOU DO NOT RESIDE IN THE UNITED STATES, THE INCOME TAX CONSEQUENCES WILL VARY BETWEEN JURISDICTIONS.

31. HOW DO THE FEDERAL BACKUP WITHHOLDING PROVISIONS APPLY TO ME IF I PARTICIPATE IN THE PLAN?

      Under the federal income tax law, you are required to provide your correct taxpayer identification number to ChaseMellon. For an individual, the taxpayer identification number is his or her social security number. If you do not provide the correct number, any dividends paid on shares of common stock held for you under the plan and dividends paid on shares held by you (including dividends paid into the plan and including any deemed dividends resulting from the payment of trading fees or commissions by SouthBanc Shares) may be subject to backup withholding. In addition, cash distributions from the plan as described in Questions 21 and 29 may be subject to backup withholding.

      If backup withholding applies, 31% of any dividends or other payments must be withheld. Exempt participants (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding and reporting requirements. In order to qualify as exempt, a foreign individual must submit a statement attesting to his or her exempt status.

      You may obtain forms for certifying your taxpayer identification number and for establishing a foreign exemption, as well as additional information concerning the requirements for certification, by writing to ChaseMellon at the address set forth in Question 3 or by calling ChaseMellon toll-free at 1-800-756-3353.

                          DESCRIPTION OF CAPITAL STOCK

      SouthBanc Shares is authorized to issue 7,500,000 shares of common stock and 250,000 shares of preferred stock, par value $0.01 per share. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The following summary does not purport to be a complete description of the applicable provisions of SouthBanc Shares's Certificate of Incorporation and Bylaws or of applicable statutory law, and is qualified in its entirety by reference to the Certificate of Incorporation, Bylaws or statutory law, as appropriate. See "WHERE YOU CAN FIND MORE INFORMATION."

COMMON STOCK

      VOTING RIGHTS. The holders of common stock possess exclusive voting rights in SouthBanc Shares. Each holder is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock. Holders of common stock are not entitled to cumulate votes for the election of directors.

      DIVIDENDS. The holders of common stock are entitled to dividends as the Board of Directors may declare from time to time out of funds legally available for their payment. Dividends from SouthBanc Shares depend upon the receipt by SouthBanc Shares of dividends from its principal subsidiary, Perpetual Bank, because SouthBanc Shares has no material source of income other than dividends from Perpetual Bank.

      LIQUIDATION. If there is a liquidation, dissolution or winding up of SouthBanc Shares, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of SouthBanc Shares.

      OTHER CHARACTERISTICS. Holders of common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of common stock that SouthBanc Shares may issue. Therefore, the Board of Directors of SouthBanc Shares may authorize the issuance and sale of shares of common stock of SouthBanc Shares without first offering them to existing shareholders of SouthBanc Shares. The common stock is not subject to any redemption or sinking fund provisions.

PREFERRED STOCK

      SouthBanc Shares's Certificate of Incorporation authorizes the Board of Directors to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of SouthBanc Shares in any transaction not approved by the Board of Directors.

                                 USE OF PROCEEDS

      SouthBanc Shares does not know the number of shares of common stock that ultimately will be sold under the plan, or the prices at which they will be sold, but SouthBanc Shares intends to use the net proceeds from the sale of common stock offered under the plan for general corporate purposes, including increased lending and investment.

                                 LEGAL OPINIONS

      The validity of the shares of common stock offered by means of this prospectus has been passed upon for SouthBanc Shares by Muldoon, Murphy & Faucette LLP, Washington, D.C., special securities counsel for SouthBanc Shares.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from SouthBanc Shares's Annual Report on Form 10-K for the year ended September 30, 1998, have been audited by Elliott, Davis & Company, L.L.P., independent auditors, as stated in its report, which is incorporated in this prospectus by reference in reliance upon the report of Elliott, Davis & Company, L.L.P. given upon its authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      SouthBanc Shares's Certificate of Incorporation requires indemnification of directors, officers, employees and agents of SouthBanc Shares to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling SouthBanc Shares under the foregoing provisions of the Certificate of Incorporation, SouthBanc Shares has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER SOUTHBANC SHARES NOR PERPETUAL BANK HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THE PROSPECTUS IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE BY MEANS OF THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SOUTHBANC SHARES OR PERPETUAL BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED IN THIS PROSPECTUS OR SINCE THE DATE OF THIS PROSPECTUS.


                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----


Where You Can Find More Information .........................................1
Incorporation of Certain Information by Reference............................1
Summary Plan Highlights......................................................2
SouthBanc Shares, Inc........................................................4
Risk Factors.................................................................4
SouthBanc Shares, Inc. Dividend Reinvestment Plan............................8
Description of Capital Stock................................................17
Use of Proceeds.............................................................18
Legal Opinions..............................................................18
Experts.....................................................................18
Indemnification.............................................................19



                             SOUTHBANC SHARES, INC.


                                  COMMON STOCK
                           ($0.01 PAR VALUE PER SHARE)


                           DIVIDEND REINVESTMENT PLAN


                                   PROSPECTUS



                                  May 28, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Estimated expenses are expected to be minimal and will be paid by SouthBanc Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article XVI of the Certificate of Incorporation of SouthBanc Shares, Inc. requires indemnification of directors, officers and employees to the fullest extent permitted by Delaware law.

      Section  145  of  the  Delaware   General   Corporation   Law  sets  forth
circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

      145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 16.  EXHIBITS

      5.    Opinion of Muldoon, Murphy & Faucette LLP
      23.1  Consent of Muldoon, Murphy & Faucette LLP (contained in its opinion)
      23.2  Consent of Elliott, Davis, & Company, L.L.P.
      24.   Power of attorney (contained in signature page)
      99.   Enrollment Card

ITEM 17.  UNDERTAKINGS.

      The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anderson, State of South Carolina, on the 27th day of May, 1999.

                                          SOUTHBANC SHARES, INC.


                                          /s/Robert W. Orr
                                          -------------------------------------
                                          Robert W. Orr
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

      We, the undersigned directors and officers of SouthBanc Shares, Inc. ("Corporation") do hereby severally constitute and appoint Robert W. Orr true and lawful attorney and agent to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Robert W. Orr may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933 in connection with the Registration Statement on Form S-3 relating to the offering of the Corporation's Common Stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Robert W. Orr shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


By:/s/Robert W. Orr                                    Date:   May 27, 1999
   -----------------
Robert W. Orr
President, Chief Executive Officer
and Director (Principal Executive Officer)


By:/s/Thomas C. Hall                                   Date:   May 27, 1999
   --------------------
Thomas C. Hall
Senior Vice President, Treasurer and Chief
Financial Officer (Principal Financial and
Accounting Officer)


By:/s/H.A. Pickens, Jr.                                Date:   May 27, 1999
   ---------------------------
H.A. Pickens, Jr.
Chairman of the Board

By:/s/Jack F. McIntosh                                 Date:   May 27, 1999
   -------------------------
Jack F. McIntosh
Director


By:/s/Jim Gray Watson                                  Date:   May 27, 1999
   --------------------------
Jim Gray Watson
Director


By:/s/Martha S. Clamp                                  Date:   May 27, 1999
   -------------------------
Martha S. Clamp
Director


By/s/Richard C. Ballenger                              Date:   May 27, 1999
   -------------------------
Richard C. Ballenger
Director


By:/s/F. Stevon Kay                                    Date:   May 27, 1999
   -------------------------
F. Stevon Kay
Director


By:/s/C.G. Seabrook, Jr.                               Date:   May 27, 1999
   -------------------------
C.G. Seabrook, Jr.
Director